THE GABELLI EQUITY TRUST INC.
EXHIBIT TO ITEM 77C

	The Annual Meeting of Shareholders of The Gabelli Equity Trust Inc. (the "Equity Trust") was held on May 17, 1999. The following proposals were submitted for a vote of the shareholders:

1. To approve the distribution to the Equity Trust's Shareholders of approximately $75 million of the Trust's net assets in the form of shares of The Gabelli Utility Fund, a newly-organized closed-end, registered investment company:

	With respect to the proposal relating to the approval of the distribution to the Equity Trust shareholders of approximately $75 million of the Trust net assets in the form of shares of The Gabelli Utility Fund, the following votes and percentages were recorded:

        For                     Against         Abstain     Broker Non-Votes
        51,966,317              3,583,204       1,447,128   13,724,908
	(73.48%)


	2.	To elect three directors of the Equity Trust:

	With respect to the proposal relating to the election of three directors of the Equity Trust, the following votes and percentages were recorded:


                                                            Percent Represented
                                        Withholding         at the Meeting
                          For            Authority          Voting in Favor
Bill Callaghan            69,517,746     1,203,810              98.30%
Frank J. Fahren Kopf, Jr  69,455,518     1,266,038              98.21%
Salvatore J. Zizza        69,542,520     1,179,037              98.33%

	The remaining Directors in office are:  Mario J. Gabelli,
        Thomas E. Bratter, Felix J. Christiana, Karl Otto Pohl,
        James P. Conn and Anthony Pustorino

	3.	To ratify the selection of PricewaterhouseCoopers LLP
        as the independent accountants of the Equity Trust for the fiscal year ending December 31, 1999:

	With respect to the proposal relating to the ratification of the selection of PricewaterhouseCoopers LLP as the independent accountants of the Equity Trust for the fiscal year ending
        December 31, 1999, the following votes and percentages were recorded:

(Common Stock and Preferred Stock Entitled to Vote Together as a Single Class)

	   For				Against			Abstain
	69,278,738			596,462			846,356
	(97.96%)